Exhibit 99.2

FAIRWAY GROUP HOLDINGS CORP. ANNOUNCES MANAGEMENT CHANGES AND PROMOTIONS

(February 6, 2014) New York — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM) announced today that Chief Executive Officer Herbert Ruetsch will retire after fifteen years with the company, including the last two years as Chief Executive Officer. Mr. Ruetsch will remain a special advisor to the company and continue to provide input into certain merchandising and product initiatives. Mr. William Sanford, President of Fairway, will assume the role of Fairway’s Interim Chief Executive Officer.

Charles Santoro, Executive Chairman of Fairway stated, “Herb Ruetsch has helped lead Fairway through a major transformation from a small family business into an iconic, growing specialty food retailer serving some 20 million customer visits annually in the tri-state area. All of us at Fairway would like to thank Herb for his many contributions to our success.”

He added that, “Bill Sanford, our Interim Chief Executive Officer, brings continuity, strong leadership and organizational skills, and has also played a very important role in Fairway’s growth, development and success over his last five years at Fairway, including his previous roles as Chief Financial Officer and most recently as President.”

Fairway also announced the promotions of Kevin McDonnell to Co-President and Chief Operating Officer and Edward Arditte to Co-President and Chief Financial Officer.

Mr. Santoro continued, “Kevin and Ed work very closely together and these promotions are designed to bolster and enhance operations and productivity initiatives as Fairway prepares to roll out its production center and important new store openings later this calendar year. Kevin has worked at Fairway for the past six years and has more than 30 years of experience in food retailing. Kevin will be responsible for all merchandising and store operations and Ed will assume responsibility for all other corporate functions. We believe that our senior leadership team is extraordinarily strong, focused and determined and that these changes help take us to the next level in our organization’s growth and in enhancing our ability to execute to very demanding goals.”

Fairway’s Board of Directors will commence a Chief Executive Officer search shortly, and will consider qualified individuals, both inside and outside of Fairway, who possess the leadership, merchandising and organizational skills complementary to Fairway’s long term goals and opportunities.

About Messrs. Sanford, McDonnell and Arditte

William E. Sanford has served as Fairway’s President since April 2012. He joined the company in October 2008 as Chief Administrative Officer and served as Chief Financial Officer from September 2011 to December 2012. From 1998 to June 2008, he held various senior positions, including Chief Financial Officer, President and Chief Operating Officer with Interline Brands, Inc., a New York Stock Exchange listed company. He has over 25 years of experience in the wholesale distribution field, having also held senior positions with Airgas and MSC Industrial Direct.

Kevin B. McDonnell has served as Fairway’s Senior Vice President—Chief Operating Officer since April 2012. Prior to this, he was Chief Merchandising Officer from August 2007 to April 2012. Previously, he served in various capacities at The Great Atlantic & Pacific Tea Company for over 27 years, most recently as Senior Vice President of Sales and Merchandising.

Edward C. Arditte has served as Executive Vice President and Chief Financial Officer of Fairway since December 2012. He has over 25 years of finance and operating experience with large, multi-industry companies including Tyco International Ltd., where he served from May 2003 to May 2010 as a Senior Vice President with responsibility for strategy, investor relations and communications. Immediately prior to joining Tyco International, he served as the Chief Financial Officer of BancBoston Capital. He also spent 16 years at Textron Inc., where he served in a variety of management roles including Vice President & Treasurer and Chief Financial Officer of a major operating division.

About Fairway Market

Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”®.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.  For more information, please visit Fairway’s website at www.fairwaymarket.com.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involving known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results.  Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; the geographic location of our stores; our ability to maintain or improve our operating margins; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.